Exhibit 99.1

Diamond Foods Confirms Receipt of NASDAQ Determination Letter

SAN FRANCISCO, CA, June 14, 2012 – Diamond Foods, Inc. (NASDAQ: DMND) (“Diamond”) today announced that, as expected, on June 12, 2012, it received a determination letter from the Nasdaq Listing Qualifications Department advising that the Company remains noncompliant with the filing requirements for continued listing under Nasdaq Marketplace Rule 5250(c)(1) after not filing its delayed quarterly reports for the periods ended October 31, 2011, and January 31, 2012 by its previously established June 11, 2012 deadline, as well as for the period ended April 30, 2012.

Diamond intends to request a hearing before a Nasdaq Hearings Panel to review the Staff determination. In its determination letter, Nasdaq informed the Company that the hearing request will stay any delisting of the Company’s common stock for an additional fifteen days, or until July 5, 2012, unless Diamond requests that the stay be extended pending the hearing. The Company intends to request that the stay remain in effect pending the hearing, and during the period of the stay, the Company will continue its work to finalize all of its delayed filings.

The Delisting Determination letter has no effect on the listing of the Company’s stock at this time.

About Diamond

Diamond Foods is an innovative packaged food company focused on building and energizing brands including Kettle® Chips, Emerald® snack nuts, Pop Secret® popcorn, and Diamond of California® nuts. Diamond’s products are distributed in a wide range of stores where snacks and culinary nuts are sold. For more information visit our corporate web site: www.diamondfoods.com.

Forward-Looking Statements

The statements in this press release about Diamond’s submissions to Nasdaq and future filings with the SEC are forward-looking statements and therefore subject to uncertainty. There can be no assurance that Nasdaq will grant Diamond’s request that its common stock be allowed to remain listed until its appeal can be heard, or afterward. The outcome of its Nasdaq appeal hearing is inherently unpredictable. Nor can there be any assurance that Diamond will complete its financial restatement or file its delayed Quarterly Reports on Form 10-Q with the SEC on the schedule that it expects.

Investors:	Media:
Diamond Foods	Sard Verbinnen & Co for Diamond Foods
Linda Segre	Paul Kranhold/Lucy Neugart
SVP, Corporate Strategy	(415) 618-8750
(415) 445 -7444	pkranhold@sardverb.com
lsegre@diamondfoods.com	lneugart@sardverb.com